TRIMAS REPORTS THIRD QUARTER 2024 RESULTS
Continued Organic Sales Growth in its Two Largest Segments
BLOOMFIELD HILLS, Michigan, November 4, 2024 - TriMas (NASDAQ: TRS) today announced financial results for the third quarter ended September 30, 2024.
TriMas Third Quarter Highlights
•Achieved core sales growth within its Packaging and Aerospace segments of 12.3% and 4.8%, respectively
•Continued to experience sales recovery in the beauty & personal care and industrial packaging end markets, which were impacted most in 2023
•Resolved 10-week work stoppage at one of its Aerospace locations, which impacted the quarter
•Reduced net shares outstanding by approximately 1.6% year-to-date through common stock repurchases
"While we are pleased with the core sales growth in our two largest groups, TriMas Packaging and TriMas Aerospace, we believe there is additional upside potential in conversion rates as actions underway are anticipated to deliver further benefits in 2025," said Thomas Amato, TriMas President and Chief Executive Officer. "Within our TriMas Packaging group, we remain highly encouraged by the positive commercial trends and sales momentum, even as we work through discrete challenges associated with product demand increases in certain dispenser product lines. While we have already invested in incremental capacity, which will come online in the fourth quarter and benefit us in 2025, the high rate of demand this quarter, which at times surpassed peak capacity, had a countervailing impact on our third quarter performance. Within our TriMas Aerospace group, we successfully resolved a 10-week work stoppage at one of our manufacturing facilities by entering into a new three-year collective bargaining agreement, although the disruption delayed some sales and related conversion this quarter. With respect to Specialty Products, we are seeing early signs of a recovery from a cyclical demand trough. Importantly, the cost restructuring actions we implemented in the second quarter are now starting to yield positive contributions, albeit on a lower sales base."
Third Quarter 2024
TriMas reported third quarter 2024 net sales of $229.4 million, a decrease of 2.5% compared to $235.3 million in third quarter 2023, as organic sales growth in its Packaging and Aerospace segments were more than offset by lower market demand for products in its Specialty Products segment, which experienced a net sales decrease of 44.8% as compared to the prior year quarter. The Company reported operating profit of $8.3 million in third quarter 2024, compared to $23.8 million in third quarter 2023. Adjusting for Special Items(1), third quarter 2024 adjusted operating profit was $22.7 million, compared to $27.9 million in the prior year period, as the favorable impact of higher sales volumes in its Packaging and Aerospace segments was offset by the impact of decremental margin from lower sales within Specialty Products, as well as higher conversion costs within one of its Packaging operations related to capacity constraints.
The Company reported third quarter 2024 net income of $2.5 million, or $0.06 per diluted share, compared to $16.5 million, or $0.40 per diluted share, in third quarter 2023. Adjusting for Special Items(1) primarily related to changes in non-cash legacy and environmental liabilities, third-party and other costs related to the work stoppage within the Aerospace segment, business restructuring and severance costs, and information technology system implementation costs, third quarter 2024 adjusted net income(2) was $17.7 million, compared to $26.0 million in third quarter 2023, primarily as a result of lower operating profit attributable to the Specialty Products segment, as noted above, as well as a higher interest expense and effective tax rate in third quarter 2024. Third quarter 2024 adjusted diluted earnings per share(2) was $0.43, compared to $0.63 in the prior year period.
Financial Position
The Company reported net cash provided by operating activities of $22.0 million for third quarter 2024, compared to $31.4 million in third quarter 2023, primarily driven by the year-over-year performance decline within its Specialty Products segment. As a result, the Company reported Free Cash Flow(3) of $15.4 million for third quarter 2024, compared to $25.2 million in third quarter 2023. Please see Appendix I for further details.

TriMas ended third quarter 2024 with $26.9 million of cash on hand, $210.2 million of cash and available borrowing capacity under its revolving credit facility, and a net leverage ratio of 2.8x as defined in the Company's credit agreement. As of September 30, 2024, TriMas reported total debt of $410.0 and Net Debt(4) of $383.0 million. The Company continues to maintain a strong balance sheet and remains committed to its capital allocation strategy of investing in its businesses, returning capital to shareholders through both share buybacks and dividends, and augmenting organic growth through programmatic bolt-on acquisitions focused on building out its packaging and aerospace platforms.
During the first nine months of 2024, the Company repurchased 771,067 shares of its outstanding common stock for $19.3 million, further reducing net shares outstanding by approximately 1.6%. As of September 30, 2024, the Company had $67.6 million remaining under the repurchase authorization. TriMas also paid a quarterly cash dividend of $0.04 per share of TriMas Corporation stock in third quarter 2024, as well as declared a $0.04 per share dividend to be payable on November 12, 2024.
Third Quarter Segment Results
TriMas Packaging group's net sales for the third quarter were $130.2 million, an increase of 11.8% compared to the year ago period, primarily due to organic growth within the beauty & personal care, food & beverage, industrial and home care end markets. Third quarter operating profit margin and the related percentage were lower than the prior year period, primarily on account of allocated information technology costs and off-standard costs due to high demand for certain dispenser product lines as customer demand has begun to revert from the prior year levels. Despite these differences as compared to the prior year quarter, TriMas Packaging's adjusted operating profit margin for the third quarter improved by approximately 60 basis points compared to the conversion rate of second quarter 2024. The Company continues to invest in product design and innovation, and global capacity, to accelerate organic growth within its TriMas Packaging group.
TriMas Aerospace group's net sales for the third quarter were $70.8 million, an increase of 4.8% compared to the year ago period, driven by stronger demand, despite delayed shipments from a 10-week work stoppage at one of its fastener manufacturing locations, which has since been resolved. Third quarter operating profit increased, and the related adjusted margin percentage remained flat, as completed operational excellence initiatives and commercial improvements were offset by the impact of reduced sales and related profits resulting from the work stoppage. The Company remains focused on continuing to expand its product offering across its existing customer base, and investing in capacity in certain operations through equipment and skilled labor, all to further enhance conversion on anticipated continued long-term demand trends.
Specialty Products' net sales for the third quarter were $28.3 million, a decrease of 44.8% compared to the year ago period. Third quarter operating profit and the related margin percentage decreased as a result of the demand rate decline and related lower absorption of structural costs, even after recent cost reduction actions. Despite these differences as compared to the prior year quarter, Specialty Products' adjusted operating profit for the third quarter improved approximately 660 basis points when compared to the conversion rate of second quarter 2024, as a result of the cost reduction actions implemented during second quarter 2024. In addition, as previously disclosed, the Company has initiated a sale process for its Arrow Engine business, which when successfully completed, would facilitate an exit of its presence in the oil and gas end market.
Outlook
The Company reaffirms its full year 2024 outlook provided on July 30, 2024. The Company expects to generate full year 2024 adjusted diluted earnings per share(2) in the range of $1.70 to $1.90.
"As we near the completion of 2024, we expect that the return of one of our aerospace facilities to full shift production rates, ongoing efficiency improvements within one of our packaging facilities and continued cost containment within our Specialty Products segment will benefit us in the fourth quarter. These developments should not only help us to meet our outlook range for the year, but also, more importantly, further improve our momentum as we enter 2025. We are encouraged by the sequential performance improvements we are experiencing across all of our businesses, on a normalized basis, and are excited about the promising core growth prospects within the TriMas portfolio as we look ahead," concluded Amato.
The above outlook includes the impact of all announced acquisitions, but does not contemplate any impact from a prolonged work stoppage at any of the Company's customers. As previously communicated, effective as of the first quarter of 2024, the Company is adding back non-cash compensation expense to its adjusted diluted earnings per share calculation. The outlook provided assumes no detrimental impact related to input costs or end market demand associated with escalating global conflicts. All of the above amounts considered as 2024 guidance are after adjusting for any current or future amounts that may be considered Special Items, and in the case of adjusted diluted earnings per share, acquisition-related intangible asset amortization expense for deals that have not yet been consummated. The inability to predict the amount and timing of the impacts of these Special Items makes a detailed reconciliation of these forward-looking non-GAAP financial measures impracticable.(1)
Conference Call Information
TriMas will host its third quarter 2024 earnings conference call today, Monday, November 4, 2024, at 10 a.m. ET. To participate via phone, please dial (877) 407-0890 (U.S. and Canada) or +1 (201) 389-0918 (outside the U.S. and Canada), and ask to be connected to the TriMas Corporation third quarter 2024 earnings conference call. The conference call will also be simultaneously webcast via the TriMas website at www.trimas.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (877) 660-6853 (U.S. and Canada) or +1 (201) 612-7415 (outside the U.S. and Canada) with a meeting ID of 13749560, beginning November 4, 2024, at 3:00 p.m. ET through November 18, 2024, at 3:00 p.m. ET.
Notice Regarding Forward-Looking Statements
Any "forward-looking" statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, contained herein, including those relating to TriMas’ business, financial condition or future results, involve risks and uncertainties with respect to, including, but not limited to: general economic and currency conditions; competitive factors; market demand; our ability to realize our business strategies; our ability to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of such acquisitions; pressures on our supply chain, including availability of raw materials and inflationary pressures on raw material and energy costs, and customers; the performance of our subcontractors and suppliers; risks and uncertainties associated with intangible assets, including goodwill or other intangible asset impairment charges; risks associated with a concentrated customer base; information technology and other cyber-related risks; risks related to our international operations, including, but not limited to, risks relating to tensions between the United States and China; government and regulatory actions, including, without limitation, climate change legislation and other environmental regulations, as well as the impact of tariffs, quotas and surcharges; changes to fiscal and tax policies; intellectual property factors; uncertainties associated with our ability to meet customers’ and suppliers’ sustainability and environmental, social and governance (“ESG”) goals and achieve our sustainability and ESG goals in alignment with our own announced targets; litigation; contingent liabilities relating to acquisition activities; interest rate volatility; our leverage; liabilities imposed by our debt instruments; labor disputes and shortages; the disruption of operations from catastrophic or extraordinary events, including, but not limited to, natural disasters, geopolitical conflicts and public health crises, the amount and timing of future dividends and/or share repurchases, which remain subject to Board approval and depend on market and other conditions; our future prospects; our ability to successfully complete the sale of our Arrow Engine business; and other risks that are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2023. The risks described are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deemed to be immaterial also may materially adversely affect our business, financial position and results of operations or cash flows. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Financial Measures
In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found in Appendix I at the end of this release. Management believes that presenting these non-GAAP financial measures provides useful information to investors by helping them identify underlying trends in the Company’s businesses and facilitating comparisons of performance with prior and future periods and to the Company’s peers. These non-GAAP financial measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.
Reconciliations of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are provided only for the expected impact of amortization of acquisition-related intangible assets for completed acquisitions, as the Company is unable to provide estimates of future Special Items(1) or amortization from future acquisitions without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items impacting comparability and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.
Additional information is available at www.trimas.com under the “Investors” section.
(1) Appendix I details certain costs, expenses and other amounts or charges, collectively described as "Special Items," that are included in the determination of net income, earnings per share and/or cash flows from operating activities under GAAP, but that management believes should be separately considered when evaluating the quality of the Company’s core operating results, given they may not reflect the ongoing activities of the business.
(2)     The Company defines adjusted net income (and on a per diluted share basis, adjusted diluted earnings per share) as net income (per GAAP), plus or minus the after-tax impact of Special Items(1), plus the after-tax impacts of non-cash acquisition-related intangible asset amortization and non-cash compensation expense. While the acquisition-related intangible assets aid in the Company’s revenue generation, the Company adjusts for the non-cash amortization expense and non-cash compensation expense because the Company believes it (i) enhances management’s and investors’ ability to analyze underlying business performance, (ii) facilitates comparisons of financial results over multiple periods, and (iii) provides more relevant comparisons of financial results with the results of other companies as the amortization expense associated with these assets may fluctuate significantly from period to period based on the timing, size, nature, and number of acquisitions.
(3)    The Company defines Free Cash Flow as Net Cash Provided by/Used for Operating Activities, excluding the cash impact of Special Items, less Capital Expenditures. Please see Appendix I for additional details.
(4) The Company defines Net Debt as Total Debt less Cash and Cash Equivalents. Please see Appendix I for additional details.
About TriMas
TriMas manufactures a diverse set of products primarily for the consumer products, aerospace and industrial markets through its TriMas Packaging, TriMas Aerospace and Specialty Products groups. Our approximately 3,400 dedicated employees in 13 countries provide customers with a wide range of innovative and quality product solutions through our market-leading businesses. Our TriMas family of businesses has strong brand names in the markets served, and operates under a common set of values and strategic priorities under the TriMas Business Model. TriMas is publicly traded on the NASDAQ under the ticker symbol “TRS,” and is headquartered in Bloomfield Hills, Michigan. For more information, please visit www.trimas.com.
Contact
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherry.lauderback@trimas.com

TriMas Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)

	September 30, 2024	December 31, 2023
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$26,910	$34,890
Receivables, net	163,260	148,030
Inventories	213,880	192,450
Prepaid expenses and other current assets	31,290	22,010
Total current assets	435,340	397,380
Property and equipment, net	329,310	329,990
Operating lease right-of-use assets	42,220	43,220
Goodwill	365,100	363,770
Other intangibles, net	168,650	181,020
Deferred income taxes	10,370	10,230
Other assets	16,840	16,050
Total assets	$1,367,830	$1,341,660
Liabilities and Shareholders' Equity
Current liabilities:
Short-term borrowings	$80	$—
Accounts payable	80,800	91,910
Accrued liabilities	65,210	59,640
Lease liabilities, current portion	7,900	7,900
Total current liabilities	153,990	159,450
Long-term debt, net	409,870	395,660
Lease liabilities	38,650	39,690
Deferred income taxes	26,820	23,290
Other long-term liabilities	55,750	40,620
Total liabilities	685,080	658,710
Total shareholders' equity	682,750	682,950
Total liabilities and shareholders' equity	$1,367,830	$1,341,660

TriMas Corporation
Consolidated Statement of Income
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Net sales	$229,360	$235,340	$696,960	$683,990
Cost of sales	(177,660)	(179,410)	(538,540)	(525,840)
Gross profit	51,700	55,930	158,420	158,150
Selling, general and administrative expenses	(44,460)	(32,290)	(120,890)	(104,410)
Net gain on dispositions of assets	1,040	120	1,040	70
Operating profit	8,280	23,760	38,570	53,810
Other expense, net:
Interest expense	(4,860)	(3,950)	(15,010)	(11,620)
Other income (expense), net	(30)	(120)	(310)	(30)
Other expense, net	(4,890)	(4,070)	(15,320)	(11,650)
Income before income tax expense	3,390	19,690	23,250	42,160
Income tax expense	(860)	(3,200)	(4,640)	(9,740)
Net income	$2,530	$16,490	$18,610	$32,420
Basic earnings per share:
Net income per share	$0.06	$0.40	$0.46	$0.78
Weighted average common shares—basic	40,612,413	41,425,208	40,776,583	41,477,095
Diluted earnings per share:
Net income per share	$0.06	$0.40	$0.45	$0.78
Weighted average common shares—diluted	40,946,571	41,673,381	41,089,208	41,706,867

TriMas Corporation
Consolidated Statement of Cash Flow
(Unaudited - dollars in thousands)

	Nine months ended September 30,
	2024	2023
Cash Flows from Operating Activities:
Net income	$18,610	$32,420
Adjustments to reconcile net income to net cash provided by operating activities, net of acquisition impact:
Gain on dispositions of assets	(1,040)	(70)
Depreciation	29,940	29,830
Amortization of intangible assets	12,640	13,810
Amortization of debt issue costs	720	700
Deferred income taxes	3,540	2,650
Non-cash compensation expense	8,050	9,320
Provision for losses on accounts receivable	290	—
Change in asbestos liability estimate	5,510	—
Change in environmental liability estimate	2,490	—
Increase in receivables	(15,910)	(22,580)
(Increase) decrease in inventories	(23,050)	1,800
Increase in prepaid expenses and other assets	(4,570)	(660)
Decrease in accounts payable and accrued liabilities	(7,020)	(10,390)
Other operating activities	6,500	740
Net cash provided by operating activities, net of acquisition impact	36,700	57,570
Cash Flows from Investing Activities:
Capital expenditures	(35,980)	(34,940)
Acquisition of businesses, net of cash acquired	—	(77,340)
Cross-currency swap terminations	(3,760)	—
Settlement of foreign currency exchange forward contract	3,760	—
Net proceeds from disposition of property and equipment	4,100	460
Net cash used for investing activities	(31,880)	(111,820)
Cash Flows from Financing Activities:
Proceeds from borrowings on revolving credit facilities	248,730	74,410
Repayments of borrowings on revolving credit facilities	(235,380)	(73,350)
Payments to purchase common stock	(19,270)	(13,350)
Shares surrendered upon exercise and vesting of equity awards to cover taxes	(1,620)	(2,680)
Dividends paid	(4,980)	(5,020)
Other financing activities	(280)	(3,190)
Net cash used for financing activities	(12,800)	(23,180)
Cash and Cash Equivalents:
Decrease for the period	(7,980)	(77,430)
At beginning of period	34,890	112,090
At end of period	$26,910	$34,660
Supplemental disclosure of cash flow information:
Cash paid for interest	$9,860	$7,560
Cash paid for taxes	$9,080	$11,020

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Packaging
Net sales	$130,240	$116,500	$389,190	$350,040
Operating profit	$17,930	$16,470	$53,060	$48,140
Special Items to consider in evaluating operating profit:
Purchase accounting costs	—	—	—	800
Business restructuring and severance costs	1,070	3,010	2,420	7,720
Adjusted operating profit	$19,000	$19,480	$55,480	$56,660

Aerospace
Net sales	$70,830	$67,580	$215,890	$177,370
Operating profit	$6,310	$7,130	$23,870	$11,190
Special Items to consider in evaluating operating profit:
Third-party and other costs incurred related to strike	2,340	—	2,340	—
M&A diligence and transaction costs	30	—	60	—
Purchase accounting costs	—	1,190	—	1,990
Business restructuring and severance costs	—	—	—	290
Adjusted operating profit	$8,680	$8,320	$26,270	$13,470

Specialty Products
Net sales	$28,290	$51,260	$91,880	$156,580
Operating profit	$2,290	$10,510	$5,480	$32,360
Special Items to consider in evaluating operating profit:
Business restructuring and severance costs	120	190	120	190
Adjusted operating profit	$2,410	$10,700	$5,600	$32,550

Corporate Expenses
Operating loss	$(18,250)	$(10,350)	$(43,840)	$(37,880)
Special Items to consider in evaluating operating loss:
Change in legacy liability estimate for asbestos-related costs	5,510	—	5,510	—
M&A diligence and transaction costs	820	(480)	3,020	1,930
System implementation costs	1,830	—	3,620	—
Change in environmental liability estimate	1,830	—	2,490	—
Business restructuring and severance costs	830	190	1,510	3,950
Adjusted operating loss	$(7,430)	$(10,640)	$(27,690)	$(32,000)

Total Company
Net sales	$229,360	$235,340	$696,960	$683,990
Operating profit	$8,280	$23,760	$38,570	$53,810
Total Special Items to consider in evaluating operating profit	14,380	4,100	21,090	16,870
Adjusted operating profit	$22,660	$27,860	$59,660	$70,680

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Net income, as reported	$2,530	$16,490	$18,610	$32,420
Special Items to consider in evaluating quality of net income:
Change in legacy liability estimate for asbestos-related costs	5,510	—	5,510	—
Business restructuring and severance costs	2,020	3,390	4,050	12,150
Purchase accounting costs	—	1,190	—	2,790
M&A diligence and transaction costs	850	(480)	3,080	1,930
System implementation costs	1,830	—	3,620	—
Third-party and other costs incurred related to strike	2,340	—	2,340	—
Defined benefit pension plan settlement charge	—	—	—	640
Derivative de-designation and settlement (gain) loss	—	—	10	—
Change in environmental liability estimate	1,830	—	2,490	—
Foreign exchange forward charge	—	360	—	360
Amortization of acquisition-related intangible assets	4,210	4,610	12,640	13,810
Non-cash compensation expense	1,630	3,140	8,050	9,320
Income tax effect of net income adjustments(1)	(5,100)	(2,680)	(10,190)	(9,350)
Adjusted net income	$17,650	$26,020	$50,210	$64,070

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Diluted earnings per share, as reported	$0.06	$0.40	$0.45	$0.78
Special Items to consider in evaluating quality of EPS:
Change in legacy liability estimate for asbestos-related costs	0.14	—	0.13	—
Business restructuring and severance costs	0.05	0.08	0.10	0.29
Purchase accounting costs	—	0.03	—	0.07
M&A diligence and transaction costs	0.02	(0.01)	0.07	0.05
System implementation costs	0.04	—	0.09	—
Third-party and other costs incurred related to strike	0.06	—	0.06	—
Defined benefit pension plan settlement charge	—	—	—	0.02
Derivative de-designation and settlement (gain) loss	—	—	—	—
Change in environmental liability estimate	0.04	—	0.06	—
Foreign exchange forward charge	—	0.01	—	0.01
Amortization of acquisition-related intangible assets	0.10	0.11	0.31	0.33
Non-cash compensation expense	0.04	0.08	0.20	0.22
Income tax effect of net income adjustments(1)	(0.12)	(0.07)	(0.25)	(0.23)
Adjusted diluted EPS	$0.43	$0.63	$1.22	$1.54
Weighted-average shares outstanding	40,946,571	41,673,381	41,089,208	41,706,867
(1) Income tax effect of net income adjustments is calculated on an item-by-item basis, utilizing the statutory income tax rate in the jurisdiction where the adjustments occurred. For the three and nine month periods ended September 30, 2024 and 2023, the income tax effect on the cumulative net income adjustments varied from the tax rate inherent in the Company's reported GAAP results, primarily as a result of certain discrete items that occurred during the period for GAAP reporting purposes.

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended September 30,
	2024			2023
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by operating activities	$22,030	$5,210	$27,240	$31,380	$3,790	$35,170
Less: Capital expenditures	(11,870)	—	(11,870)	(10,010)	—	(10,010)
Free Cash Flow	$10,160	$5,210	$15,370	$21,370	$3,790	$25,160

	Nine months ended September 30,
	2024			2023
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by operating activities	$36,700	$11,840	$48,540	$57,570	$10,430	$68,000
Less: Capital expenditures	(35,980)	—	(35,980)	(34,940)	—	(34,940)
Free Cash Flow	720	11,840	12,560	22,630	10,430	33,060

	September 30, 2024	December 31, 2023	September 30, 2023
Short-term borrowings	$80	$—	$—
Long-term debt, net	409,870	395,660	395,420
Total Debt	409,950	395,660	395,420
Less: Cash and cash equivalents	26,910	34,890	34,660
Net Debt	$383,040	$360,770	$360,760

	YOY Sales Growth %
	Organic	Acquisitions	Foreign Exchange	Total
Q3 2024 vs. Q3 2023
Consolidated TriMas Corporation	(2.3)%	—%	(0.2)%	(2.5)%
Packaging	12.3%	—%	(0.5)%	11.8%
Aerospace	4.8%	—%	—%	4.8%
Specialty Products	(44.8)%	—%	—%	(44.8)%

YTD Q3 2024 vs YTD Q3 2023
Consolidated TriMas Corporation	(0.3)%	2.3%	(0.1)%	1.9%
Packaging	10.5%	0.8%	(0.1)%	11.2%
Aerospace	14.4%	7.3%	—%	21.7%
Specialty Products	(41.3)%	—%	—%	(41.3)%

Appendix I

TriMas Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
Forecasted Diluted Earnings Per Share Guidance
(Unaudited - dollars per share)

	Twelve months ended
	December 31, 2024
	Low	High
Diluted earnings per share (GAAP)	$0.82	$1.02
Pre-tax amortization of acquisition-related intangible assets(1)	0.41	0.41
Income tax benefit on amortization of acquisition-related intangible assets	(0.10)	(0.10)
Pre-tax non-cash compensation expense	0.24	0.24
Income tax benefit on non-cash compensation expense	(0.06)	(0.06)
Impact of Special Items(2)	0.39	0.39
Adjusted diluted earnings per share	$1.70	$1.90
(1) These amounts relate to acquisitions completed as of November 4, 2024. The Company is unable to provide forward-looking estimates of future acquisitions, if any, that have not yet been consummated.
(2) The Company is unable to provide forward-looking estimates of Special Items without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.